                                                                   EXHIBIT 99.3


                                   [AFC LOGO]


AFC ENTERPRISES RELEASES MID-QUARTER BUSINESS UPDATE FOR FOURTH QUARTER 2003

Company Provides Key Operational Drivers for Periods 11 and 12 of 2003
ATLANTA, Dec. 16 -- AFC Enterprises, Inc. (Ticker: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today released key operating performance measures for the Company's fiscal period 11, which began October 6, 2003 and ended November 2, 2003, and fiscal period 12, which began November 3, 2003 and ended November 30, 2003.

Overall Performance

Domestic System-wide Comparable Store Sales

The Company reported that blended domestic system-wide comparable store sales at its restaurants, bakeries and cafes were down 1.1 percent in period 11 and flat in period 12 of 2003, compared to down 2.5 percent and down 3.0 percent for period 11 and period 12 of 2002.

         Domestic system-wide comparable store sales by brand were as follows:


                                                 P11 2002         P11 2003         P12 2002         P12 2003

         Domestic System-wide                    10/7/02-         10/6/03-         11/4/02-         11/3/03-
         Comparable Store Sales                  11/3/02          11/2/03          12/1/02          11/30/03

         Popeyes                                  (0.5%)           (3.1%)           (1.6%)           (1.1%)
         Church's                                 (5.9%)            3.2%            (3.4%)            2.0%
         Cinnabon                                 (1.8%)           (4.0%)           (9.3%)            0.0%

         Blended Domestic System-wide             (2.5%)           (1.1%)           (3.0%)            0.0%

         Comparable Store Sales

"The Company continues to see improvements in domestic system-wide comparable store sales with period 12 of 2003 representing the best period performance since the second quarter of 2002. Church's had a favorable increase of up 3.2 percent in period 11 and up 2.0 percent in period 12, primarily driven by new food-focused advertising, successful product tests, and the holiday pecan and sweet potato pie sales. We are pleased with our recent operational results and we continue to strive for greater performance for each of our brands," said Dick Holbrook, President and COO of AFC Enterprises.

Unit Openings and Unit Count

The AFC system opened a total of 66 restaurants, bakeries and cafes during periods 11 and 12 of 2003, compared to 60 total system-wide openings during the same periods in 2002. On a system-wide basis, AFC had 4,077 units at the end of period 12 of 2003, representing 448 Company-owned units and 3,629 franchised restaurants, bakeries and cafes.


                                   Unit Openings                                           Unit Count
                             P11    P11   P12     P12                         P11        P11       P12       P12
                             2002   2003  2002    2003                        2002       2003      2002      2003

          Popeyes             15     17     11     17      Popeyes            1,681      1,785     1,694     1,796
          Church's             3      6     13      4      Church's           1,481      1,513     1,496     1,515
          Cinnabon             7      5      9     11      Cinnabon             603        621       609       631
          Seattle's Best                                   Seattle's Best
            Coffee (1)         1      5      1      1        Coffee (1)          84        134        85       135
          Total               26     33     34     33      Total              3,849      4,053     3,884     4,077


         (1) SBC units are in Hawaii, on military bases and internationally only

         Commitments

As previously stated, the Company remains unable to participate in certain domestic franchise sales-related activities until the filing of the 2003 franchise offering circulars and renewed state franchise registrations. As of November 30, 2003, the Company had a total of 2,351 outstanding commitments for future development, of which included 287 that were signed in 2003.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,077 restaurants, bakeries and cafes as of November 30, 2003, in the United States, Puerto Rico and 35 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

AFC Contact Information:

Felise Glantz Kissell, Vice President, Investor Relations & Finance (770) 353-3086 or fkissell@afce.com

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the restatement of the our financial statements, the delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with the restatement of our financial statements, the inability to attract and retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our ability and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 29, 2002 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.